UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G
                    Under The Securities Exchange Act Of 1934
                               (Amendment No.  )*

                              Artificial Life Inc.
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                                (Name of Issuer)

                                  Common Stock
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                          (Title Class Of Securities)

                                   04314Q105
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                                 (CUSIP Number)

                            DKR Capital Partners LP
                             1281 East Main Street
                          Stamford, Connecticut 06902
                                 (203) 324-8400

                  (Name, Address and Telephone Number of Person
                 Authorized to Receive Notices and Communications)

                               December 31, 2006
             (Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which this Schedule is filed:

  X Rule 13d-1(b)
    Rule 13d-1(c)
    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a Reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of section 18 of the Securities Exchange Act of 1934 ("act") or otherwise subject to the liabilities of that section of the act but shall be subject to all other provisions of the act (however, see the notes).

CUSIP No.  04314Q105                13G
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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

DKR Capital Partners LP.

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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
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3   SEC USE ONLY


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4   CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, USA
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                5    SOLE VOTING POWER
                     0

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        	6    SHARED VOTING POWER
 NUMBER OF           454,545 Warrants to Purchase 454,545 shares of common
  SHARES             stock;
BENEFICIALLY         1,818,181 shares of common stock
 OWNED BY
   EACH
 REPORTING
  PERSON
   WITH
                ----------------------------------------------------------------
                7    SOLE DISPOSITIVE POWER
        	     0
                ----------------------------------------------------------------
                8    SHARED DISPOSITIVE POWER
 NUMBER OF           454,545 Warrants to Purchase 454,545 shares of common
  SHARES             stock;
BENEFICIALLY         1,818,181 shares of common stock
 OWNED BY
   EACH
 REPORTING
  PERSON
   WITH
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9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
454,545 Warrants to Purchase 454,545 shares of common stock;
1,818,181 shares of common stock

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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.8%

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12  TYPE OF REPORTING PERSON*
IA*

*DKR Capital Partners L.P. ("DKR"), a registered investment adviser, is the managing general partner of DKR Oasis Management Company
L.P. ("DKROMC"), which is the investment manager of DKR SoundShore Oasis Holding Fund Ltd. ("SoundShore Oasis").


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                     *SEE INSTRUCTIONS BEFORE FILLING OUT

ITEM 1.

      (A)   NAME OF ISSUER:
            Artificial Life Inc.
      (B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            26/F, 88 Hing Fat
	    Causeway Bay
	    Hong Kong

ITEM 2.

      (A)   NAME OF PERSON FILING:
            DKR Capital Partners L.P.
      (B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE:
            1281 East Main Street
            Stamford, CT 06902
      (C)   CITIZENSHIP:
            Delaware, USA
      (D)   TITLE OF CLASS OF SECURITIES:
            Common Stock and Warrants
      (E)   CUSIP NUMBER:
            04314Q105


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), THE PERSON FILING IS:

a. Broker or Dealer registered under Section 15 of the Act,
b. Bank as defined in Section 3(a)(6) of the Act,
c. Insurance Company as defined in Section 3(a)(19) of the Act,
d. Investment Company registered under Section 8 of the Investment Company Act,
e. |X|INVESTMENT ADVISER REGISTERED UNDER SECTION 203 OF THE
   INVESTMENT ADVISERS ACT OF 1940
f. Employee Benefit Plan, or Endowment Fund,
g. Parent Holding Company or Control Person,
h. A saving association
i. A church plan that is excluded from the definition of an investment company
j. Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.     OWNERSHIP

      (A)   AMOUNT BENEFICIALLY OWNED:

            2,272,726 shares of Common Stock (assuming exercise of the warrants)

      (B)   PERCENT OF CLASS:

            6.8%

 (C)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

            (I)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE
                0
            (II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE
 NUMBER OF      454,545 Warrants to Purchase 454,545 shares of common stock;
  SHARES        1,818,181 shares of common stock
BENEFICIALLY
 OWNED BY
   EACH
 REPORTING
  PERSON
   WITH


            (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                0
            (IV)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
 NUMBER OF      454,545 Warrants to Purchase 454,545 shares of common stock;
  SHARES        1,818,181 shares of common stock
BENEFICIALLY
 OWNED BY
   EACH
 REPORTING
  PERSON
   WITH


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
Not Applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. DKR is the managing general partner of DKROMC and DKROMC is the investment manager of SoundShore Oasis. As such, each of DKR and DKROMC has the right to vote, or to direct the vote of, the security covered hereby.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
Not Applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP
Not Applicable

ITEM 10. CERTIFICATION

THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE STATEMENT IS FILED PURSUANT TO RULE 13D-1(B):

BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.

SIGNATURE

AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

Date: February 14, 2007

/s/ Barbara Burger, President and General Counsel